Exhibit 10a

Last Revised June 10, 2021

TWIN DISC, INCORPORATED

DIRECTOR TENURE AND RETIREMENT POLICY

This Director Tenure and Retirement Policy of Twin Disc, Incorporated (the “Corporation”) replaces all prior tenure and retirement policies and is effective June 10, 2021. Such prior policies shall remain applicable only to previously retired Directors. This policy shall be reviewed periodically by the Directors’ Nominating and Governance Committee (the “Committee”), and any proposed changes shall be subject to approval of the full Board of Directors (the “Board”).

1. Director Independence. The Corporation requires that each of the Board’s outside Directors be and remain for his/her entire tenure independent from any conflicts of interest in representing the interests of the shareholders. Accordingly, no outside Director shall be elected or nominated for election to the Board if such person, a member of such person’s family or his/her employer has a material or significant business relationship with the Corporation, its affiliates or major suppliers. The Committee will review and confirm on an annual basis the independence of the outside Directors, pursuant to the applicable standards then in effect.

2. Director Tenure. No outside Director or candidate shall be considered or allowed to stand for election to the Board if he/she shall have reached 72 years of age at the time of such election. Notwithstanding the foregoing, if recommended by the Committee, the Board may allow a currently serving outside Director who shall have reached age 72 at the time of such election to be nominated for one additional three-year term.

Any outside Director whose employment status materially changes, through retirement or otherwise, may, subject to Committee review, remain on the Board until his/her current term expires and, subject to the foregoing paragraph, will be eligible for nomination for election to one or more additional three-year term(s).

Any inside Director whose employment by this Corporation terminates for any reason is expected to resign from the Board effective as of the commencement of the next regular or special meeting of the Board following said termination. However, any Director who retires from the Corporation as its Chief Executive Officer may remain on the Board until his/her current term expires and will be eligible for nomination for election to one or more additional three-year term(s).

3. Director Retirement. An outside Director who first joined the Board before January 2018 and who, after completing at least one three-year term, retires from the Board, resigns from the Board, or decides not to stand for re-election to the Board (i.e. reaches “retirement”) shall be entitled to annual retirement pay equal to the cash portion of the annual Director’s retainer (exclusive of any committee chair fees) last paid to the Director prior to his or her retirement. For outside Directors who retire after May 2020, the maximum annual benefit is $62,500.

Retirement payments shall be payable quarterly, between the first and fifteenth days of each December, March, June and September (commencing on the first such quarterly date following the effective date of retirement), and shall continue for the number of quarters equivalent to the period of his/her service as a Director or until his/her death, whichever occurs first. For outside Directors who retire after May 2020, the maximum period of service that will be considered for purposes of such payments is 15 years, except that if an outside Director already had more than 15 years of service on the Board as of May 2020, he or she will be credited with the service he or she had as of May 2020, with no additional accruals.

Outside Directors who joined the Board in or after January 2018 are not entitled to the retirement pay described in this Policy.